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                          [NEUBERGER BERMAN LETTERHEAD]


FOR IMMEDIATE RELEASE

CONTACT:
Robert Matza
Executive Vice President
Chief Operating Officer                               Margaret Towers
Neuberger Berman                                      TowersGroup
212-476-9808                                          212-354-5020


                   NEUBERGER BERMAN COMPLETES THE ACQUISITION
                        OF EXECUTIVE MONETARY MANAGEMENT
                  ---------------------------------------------

      EMM Principals William Aaron and Michael Stein Join Neuberger Berman


NEW YORK, February 28, 2001...Neuberger Berman (NYSE: NEU) announced it completed the acquisition of Executive Monetary Management (EMM). New York City based EMM provides wealth management services, including investment advisory services, to high net worth individuals and families. Its founders and principals, William Aaron and Michael Stein, join Neuberger Berman as Co-Presidents of the newly formed EMM Division and Managing Directors of Neuberger Berman, LLC.

EMM, which has a strong following among senior executives and leaders within the entertainment, finance and legal communities, has clients with approximately $1.8 billion of investable assets as of the closing. The firm will continue to provide its investment advisory services in an independent and objective manner.

Neuberger Berman Inc. through its subsidiaries is an investment advisory company with over $55 billion in assets under management, as of December 31, 2000. For more than 60 years, the firm has provided clients with a broad range of investment products, services and strategies, including private asset management, tax planning and personal and institutional trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments. Its website, and this news release, can be accessed at www.nb.com. The firm is headquartered in New York with offices in major cities throughout the United States

                                      # # #

Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company's products' performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.